Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
marytconway@comcast.net

PLC SYSTEMS REPORTS FIRST QUARTER 2011 RESULTS

FRANKLIN, Mass., May 16, 2011 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative medical device technologies, today reported financial results for the three- month period ended March 31, 2011. These results only include the company’s RenalGuard® operations, since PLC completed the sale of its transmyocardial revascularization (TMR) business to Novadaq Corp. during the first quarter of 2011. Results from the TMR business for the first quarter of 2011 are reflected in discontinued operations.

First quarter 2011 total revenues were $57,000, compared to $267,000 in the first quarter of 2010. The net loss for the first quarter of 2011 was $3.8 million, or $0.12 per basic and diluted share, compared to a net loss of $561,000, or $0.02 per basic and diluted share, in the first quarter of 2010.  During the first quarter of 2011, PLC announced that it had secured up to $6 million in convertible secured debt financing from an institutional investor, of which $4 million was received at the initial closing in February 2011. The financial accounting treatment associated with the $4 million financing led to a non-cash charge of $3.6 million in other expense in the first quarter of 2011.

Mark R. Tauscher, President and Chief Executive Officer of PLC Systems Inc., stated, “PLC’s results for the first quarter of 2011 reflect the financial uncertainty that surrounded our company at the start of the year. Now that we have completed this period of transition, highlighted by the successful closing of the sale of our TMR business to Novadaq and the completion of an important round of financing, we are on a much more solid financial footing. Accordingly, we now can recommence the U.S. pivotal trial for RenalGuard, which is the last and important step in the process to gain approval from the FDA to market and sell RenalGuard in the U.S.  Our improved financial position also enables us to more aggressively implement our sales and marketing strategy in Europe and other countries where RenalGuard is already on the market. As a result, today we have a very sharp focus: with RenalGuard as our sole product and running our U.S. clinical trial and increasing sales in the rest of the world as our mission going forward.”

He added, “This week, we are meeting with our international distributors at EuroPCR, the major cardiology forum in Europe. At this conference, we will present again the significant findings from the REMEDIAL II study announced in April in the late-breaking clinical trials session at the American College of Cardiology conference. These results indicate that RenalGuard is more effective than the standard of care in preventing the onset of contrast induced nephropathy (CIN) in the at-risk population, and greatly reduces the need for dialysis in treated patients. We hope to use these results to re-energize our expanded distributor network to boost sales and usage of RenalGuard in countries where it can be marketed. We continue to believe that RenalGuard addresses a large and growing market opportunity and we intend to work diligently to educate medical professionals about its benefits for the growing population of patients at risk of contracting CIN.”

Mr. Tauscher concluded, “In the U.S., we are moving ahead to re-open contract negotiations with Investigational Review Boards at potential sites for the U.S. pivotal trial, and working to re-engage principal investigators in our clinical trial process. We are confident that with the needed financing, and the positive results from the Italian trials, we will be able to move this program forward expeditiously.”

Sale of TMR Business

On November 8, 2010, PLC announced that it had signed a definitive agreement to sell substantially all of its TMR assets to Novadaq Technologies for a purchase price of $1 million in cash, plus the assumption of all obligations under TMR service contracts totaling approximately $614,000. The transaction was approved by PLC’s shareholders at a special meeting of shareholders and closed effective February 1, 2011.

February 2011 Financing

On February 23, 2011, PLC announced that it had completed a financing with an institutional investor that provides the company with up to $6 million in secured convertible debt financing, of which $4 million was provided at the initial closing. These funds are intended to enable PLC to resume U.S. clinical trials for its RenalGuard program. PLC has issued the investor 5% Senior Secured Convertible Notes that mature three years from date of issuance as well as Warrants offering 100% coverage that can be exercised at $0.15 per share within five years from issuance, subject to certain anti-dilution and other adjustments. In addition, under the terms of the agreement, PLC may secure additional secured convertible debt funding from the investor of up to $2 million in the aggregate in two separate $1 million tranches, based upon meeting certain operational milestones including sales and clinical trial objectives.

Financial Update

As of March 31, 2011, PLC reported $5,258,000 in cash and equivalents, an increase of $3,934,000 from the Company’s cash position as of December 31, 2010.  The increased cash position reflects the addition of $1,000,000 in cash proceeds received from Novadaq for the sale of the TMR business and the $4,000,000 secured convertible debt financing.

As a result of the sale of the TMR business, the operating results of these operations, including those related to the prior periods, have been reclassified from continuing operations to discontinued operations.

During the first quarter of 2011 PLC shipped 55 single-use RenalGuard disposable sets and four RenalGuard consoles internationally, compared to 180 RenalGuard single-use disposable sets and six consoles that shipped in the first quarter of 2010. As a result, RenalGuard revenues decreased $47,000 in the first quarter of 2011 as compared to the same period in 2010. Other revenues decreased $163,000 on the first quarter of 2010, reflecting the loss of revenues from the OEM business sold in May 2010, which were included in the year-ago period.

Sales, General and Administrative costs increased to $1,123,000 in the first quarter of 2011, from $801,000 in the first quarter of 2010. This increase is due to expensed financing fees related to the February 2011 financing, offset in part by the impact of decreased compensation expenses in the current year period resulting from 2010 workforce reductions. Research & Development expenses decreased to $73,000 in the first quarter of 2011, from $253,000 in the first quarter of 2010. This decrease reflects the impact of decreased compensation expenses in the current year period resulting from 2010 workforce reductions.

As a result of the February 2011 financing transaction, the first quarter of 2011 included interest expense of $46,000 from interest on the Convertible Notes and other expenses of $1,476,000 and $2,218,000 as a result of a fair value adjustment related to the Warrant Liabilities and Convertible Notes, respectively.

Income from discontinued operations related to TMR activities prior to the sale of the TMR business was $53,000 in the first quarter of 2011 and $658,000 in the first quarter of 2010. A gain on sale of discontinued operations of $1,179,000 was recorded as a result of the $1 million in cash received and the assumption of all the Company’s obligations under service contracts as of the closing date totaling $614,000. The total carrying value of the assets sold was $385,000. In addition, PLC incurred transaction costs of $50,000.

About PLC Systems Inc.

PLC Systems Inc., headquartered in Franklin, Mass., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC’s newest product, RenalGuard, has been developed to help prevent the onset of Contrast-Induced Nephropathy (CIN) in at-risk patients undergoing certain imaging procedures. The Product is CE-marked and is being marketed in Europe and selected countries around the world. Two investigator-sponsored European studies have demonstrated RenalGuard’s effectiveness at preventing CIN. RenalGuard is being studied in a pivotal trial in the U.S., as required for approval by FDA.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the current clinical trials in Italy and the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2010, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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(Financial tables follow)

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Revenues	$57	$267
Cost of revenues	140	432
Gross profit (loss)	(83)	(165)
Operating expenses:
Selling, general and administrative	1,123	801
Research and development	73	253

Total operating expenses	1,196	1,054
Loss from continuing operations	(1,279)	(1,219)
Other expense:
Interest expense	(46)	—
Change in fair value of warrant liabilities	(1,476)	—

Change in fair value of convertible notes	(2,218)	—

Total other expense	(3,740)	—
Net loss from continuing operations	(5,019)	(1,219)
Discontinued operations:
Income from discontinued operations	53	658
Gain on sale of discontinued operations	1,179	—
Net income from discontinued operations	1,232	658
Net loss	$(3,787)	$(561)
Net loss per weighted average share, basic and diluted:
From loss on continuing operations attributable to common stockholders	$(0.16)	$(0.04)
From income on discontinued operations	0.00	0.02
From gain on sale of discontinued operations	0.04	—
Net loss attributable to common stockholders per weighted average share, basis and diluted	$(0.12)	$(0.02)
Weighted average shares outstanding:
Basic and diluted	30,351	30,351

CONDENSED BALANCE SHEET

(In thousands)

(Unaudited)

	March 31, 2011	December 31, 2010
Cash and cash equivalents	$5,258	$1,324
Total current assets	5,819	3,102
Total assets	6,025	3,315
Total current liabilities	614	1,881
Shareholders’ equity (deficit)	(2,308)	1,434